Exhibit 4.1

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (this “Agreement”), dated as of February 24, 2020, by and between PAID, INC., a Delaware corporation (the “Company”) and the shareholder that is a signatory to this Agreement (the “Shareholder”).

WHEREAS:

A. On January 17, 2017, the Company recorded the rights to Series A Preferred Stock to certain former owners of EmergeIT Inc., including the Shareholder, which Preferred Stock accrues interest at a rate of 1.5% per annum and are held in book entry form.  On December 31, 2018 and December 31, 2019, the Company accrued a coupon payment of $.04545 per year per share of Series A Preferred Stock, which coupon is not yet paid. Effective February 24, 2020, the Company determined to convert all 2018 and 2019 cash dividends that have been accrued but unpaid into shares of Preferred Stock in accordance with the terms of the Certificate of Designations of Preferred Stock of the Company filed on December 22, 2016 with the Delaware Secretary of State.

B. The Shareholder currently holds such number of shares of Preferred Stock (including upon the conversion of interest in Preferred Stock) set forth below the Shareholder’s name on its signature page attached hereto (the “Preferred Stock”).

C. The Company and the Shareholder desire to enter into this Agreement, pursuant to which the Shareholder shall exchange all the Preferred Stock on a one-for-one basis into shares of Common Stock (the “Exchange Shares”) in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Company and the Shareholder hereby agree as follows:

1. EXCHANGE OF PREFERRED STOCK.

On the date hereof, the Shareholder shall, and the Company shall, pursuant to Section 3(a)(9) of the Securities Act, exchange the Preferred Stock for the Exchange Shares, without the payment of any additional consideration or use of a broker or payment of any commission or other remuneration (the “Exchange”), as follows:

(a) Delivery. In exchange for the Preferred Stock, on the date hereof the Company shall cause the Transfer Agent to deliver one or more certificates of Common Stock to the Shareholder.

(b) Other Documents. The Company and the Shareholder shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Exchange.

2. REPRESENTATIONS AND WARRANTIES

(a)            Shareholder Representations and Warranties. The Shareholder hereby represents and warrants to the Company that, as of the date hereof, the Shareholder is the sole record and beneficial owner of the Preferred Stock and will transfer and deliver to the Company at the closing of the transactions contemplated hereunder valid title to the Preferred Stock, free from preemptive or similar rights, taxes, liens, charges and other encumbrances.

(b) Company Representations and Warranties. The Company hereby represents and warrants to the Shareholder that, as of the date hereof, the Exchange and the issuance of the Exchange Shares is duly authorized and upon issuance in accordance with the terms of this Agreement, the Exchange Shares will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof. The Exchange Shares shall be issued without any restrictive legend and may be freely resold by the Shareholder without any restrictions.

3. COVENANTS.

(a)            Disclosure of Transactions and Other Material Information. The Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Agreement in the form required by the Exchange Act and attaching the form of this Agreement (including all attachments, the “8-K Filing”).

(b) Section 3(a)(9). The Company represents that the exchange of the Preferred Stock for the Exchange Shares is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act and agrees not to take any position contrary to this Section 3(b). For the purposes of Rule 144 of the Securities Act, the Company acknowledges that the holding period of the Exchange Shares may be tacked onto the holding period of the Preferred Stock and the Company agrees not to take a position contrary to this Section 3(b). The Company shall issue the Exchange Shares representing the originally Preferred Stock without any restrictions on transfer and without any restrictive legend. The Company shall issue the Exchange Shares representing the interest on the originally Preferred Stock only with a restrictive legend.

4. MISCELLANEOUS.

(a)            Survival; Successors and Assigns. All warranties and representations (as of the date such warranties and representations were made) made herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the issuance of the Common Stock. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided however that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

(b) Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

(c) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determine under the laws of the Commonwealth of Massachusetts.

(e) Entire Agreement. The Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

(f) Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(g) Amendment. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Shareholder and the Company have caused their respective signature pages to this Exchange Agreement to be duly executed as of the date first written above.

COMPANY

PAID, INC.

By: /s/ Allan Pratt
Name: Allan Pratt
Title: CEO

IN WITNESS WHEREOF, the Shareholder and the Company have caused their respective signature page to this Exchange Agreement to be duly executed as of the date first written above.

SHAREHOLDER

By:_______________________________
Name:
Title:

Aggregate Number of Shares of Preferred Stock:

Original Issuance: xxx,xxx

Interest Preferred Shares for 2018 and 2019: xx,xxx

Total Number of Common Shares in Section 3(a)(9) Exchange:

Original Issuance (no restrictive legend): xxx,xxx

Interest Shares (restrictive legend required): xx,xxx